EX-99(a)(2)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

1.  Name of Limited Liability Company: Fundrise Income Real Estate Interval Fund, LLC

2.  The Certificate of Formation of the limited liability company is hereby amended as follows: New name - Fundrise Income Real Estate Fund, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 2nd day of September, A.D. 2021.

/s/ Brandon Jenkins
By:	Brandon Jenkins
Authorized Person(s)

Name:	Brandon Jenkins
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